EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Ivy Variable Insurance Portfolios of our report dated February 19, 2024, relating to the financial statements and financial highlights, which appears in Delaware Ivy VIP International Core Equity’s Annual Report on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 21, 2024